UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2011

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	01-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

As reported in the report on Form 8-K filed by Clean Harbors, Inc. (the “Company”) on January 28, 2011, the Company, Clean Harbors Industrial Services Canada, Inc. (“Purchaser”), and Badger Daylighting Ltd. (“Badger”), signed an acquisition agreement dated as of January 26, 2011 (the “Acquisition Agreement”) which provided that, subject to the terms and conditions contained in the Acquisition Agreement, the Company would acquire through Purchaser all of the outstanding shares of Badger. Badger is an Alberta corporation headquartered in Calgary, Alberta, that is North America’s largest provider of hydrovac services.

Under the terms of the Acquisition Agreement, a condition to the respective obligations of each of the Company, the Purchaser and Badger to complete the transaction was approval of the transaction by a required affirmative vote of at least 66 2/3 % of Badger’s shareholders and option holders voting on the matter. At a meeting held on April 26, 2011, the Badger shareholders and option holders failed to approve the transaction by such required vote. In accordance with the terms of the Acquisition Agreement, the Company terminated the agreement on April 26, 2011. The Acquisition Agreement provides that if the Company terminates the agreement because of a failure by the Badger shareholders and option holders to approve the transaction by the required vote, Badger will be obligated to reimburse the Company’s out of pocket expenses incurred in connection with the proposed transaction and the transactions contemplated thereby, including the financing thereof, up to a maximum of CDN $1.5 million. The Company is now preparing a demand for reimbursement in accordance with such provision of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

May 2, 2011	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer